EXHIBIT 99.1

Horizon Kinetics Holding Corporation Announces Date of Annual Meeting and Related Deadlines

New York, NY, February 18, 2025

Horizon Kinetics Holding Corporation (the “Company”) today announced that its 2025 annual meeting of stockholders (the “Annual Meeting”) will be held on Tuesday, June 17, 2025. The advance notice deadline for stockholder proposals or nominations pursuant to Section 2.4 of the Company’s Bylaws is March 19, 2025. The deadline for submission of stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, is April 14, 2025.

About Horizon Kinetics Holding Corporation

Horizon Kinetics Holding Corporation (OTCM PINK:HKHC) primarily offers investment advisory services through its subsidiary Horizon Kinetics Asset Management LLC ("HKAM"), a registered investment adviser. HKAM provides independent proprietary research and investment advisory services for mainly long-only and alternative value-based investing strategies. The firm also obtained a portfolio of consumer products, which are marketed and distributed in the retail marketplace, as a result of its August 2024 merger with Scott's Liquid Gold-Inc. The firm's offices are located in New York City, White Plains, New York, and Summit, New Jersey. For more information, please visit http://www.hkholdingco.com.

Investor Relations Contact:

ir@hkholdingco.com